Exhibit (d)(29)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of June 19, 2008, between

FMR Co., Inc.

and

Fidelity Management & Research (U.K.), Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Fixed-Income Trust	Fidelity Dynamic Strategies Fund	Asset Allocation	06/19/2008

Agreed and Accepted

as of June 19, 2008

FMR Co., Inc.	Fidelity Management & Research (U.K.) Inc.

By: /s/ JS Wynant By:/s/ JS Wynant

Name: JS Wynant Name: JS Wynant

Title: Vice President Title: Treasurer